Exhibit 23


The Board of Directors
CE Software Holdings, Inc.:

We consent to incorporation by reference in the registration statements (No's 33-54210 and 33-41037) on Form S-8 of CE Software Holdings, Inc. of our report dated November 6, 1997, relating to the consolidated balance sheets of CE Software Holdings, Inc. and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 Form 10-KSB of CE Software Holdings, Inc.



                                             						/s/ KPMG Peat Marwick LLP

                                             						KPMG Peat Marwick LLP

Des Moines, Iowa
December 20, 1997